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                                                                      EXHIBIT 11


                         INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Pre-Effective Amendment No. 3 to Registration Statement under the Securities Act of 1933, filed under Registration Statement No. 333-16611, of our reports dated July 3, 1996, relating to the Flagship Louisiana Double Tax Exempt Fund, Flagship Alabama Double Tax Exempt Fund, Flagship Georgia Double Tax Exempt Fund, Flagship North Carolina Double Tax Exempt Fund, Flagship South Carolina Double Tax Exempt Fund and Flagship Tennessee Double Tax Exempt Fund, included by reference in the Statement of Additional Information and to the reference to us under the caption "Independent Public Accountants and Custodians", in such Registration Statement.



DELOITTE & TOUCHE LLP

Dayton, OH
January 24, 1997